Exhibit 99.1

June 18, 2021

Notice of Adjourned Annual Meeting of Surna Inc.

To all shareholders of Surna Inc. (the “Company”)

The Company convened the Annual Meeting of the Company on May 28, 2021. Because there were insufficient votes cast on a number of the matters presented to the shareholders, the meeting was adjourned.

The adjourned Annual Meeting of the Company will be re-convened on Thursday, July 22, 2021, to transact the business set out in the Notice of Annual Meeting and Proxy Statement dated April 7, 2021. Printed copies of the Original Notice were sent to shareholders on April 14, 2021. The Original Notice may be accessed at the SEC website at the URL www.sec.gov/Archives/edgar/data/0001482541/000149315221008188/def14a.htm.

You are receiving this notice because our records indicate that as of the date of this letter, we have not received your vote. Please take a moment to vote your shares by following the instructions on the enclosed proxy notice and card.

Your vote is important to us. Please help your Company avoid the cost of additional solicitations by voting your proxy today.

Thank you,

Anthony K. McDonald

CEO